Exhibit 8.2

Bank of America Building, 2nd Floor | 3408 South 23rd Street Tacoma, Washington 98405 Tel(253)272-2997 | Fax (253)627-6252 www.bladokinger.com

November 10, 2009

Board of Trustees
Anchor Mutual Savings Bank
120 N. Broadway
Aberdeen, Washington 98520

Board of Directors
Anchor Bancorp
601 Woodland Square Loop, SE
Lacey, Washington 98503

RE:	Washington Tax Consequences Relating to Proposed
Conversion of Anchor Mutual Savings Bank

To the Boards of Trustees and Directors:

          In accordance with your request, set forth herein is the opinion of this firm relating to Washington tax consequences of (i) the proposed conversion of Anchor Mutual Savings Bank (the “Bank”) from a Washington-chartered mutual savings bank to a Washington-chartered stock savings bank (the “Converted Bank”) and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Bank and to be known as Anchor Bancorp (the “Holding Company”) (collectively, the “Stock Conversion”), pursuant to a Plan of Conversion (the “Plan”).

          You have received the November 6, 2009, opinion of Silver, Freedman & Taff, L.L.P., regarding the federal income tax consequences of the Stock Conversion to the Bank, the Converted Bank, the Holding Company, and the deposit account holders of the Bank under the Internal Revenue Code of 1986, as amended (the “Code”). The federal tax opinion concludes, inter alia, that the proposed transactions qualify as a tax-free reorganization under Section 368(a) (1) (F) of the Code. We express no opinion regarding the opinion of Silver, Freedman & Taff, L.L.P., but do also rely upon the assumptions expressed therein to the extent they are relevant to our opinion.

          The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes. These other taxes primarily include property tax, retail sales/use tax, and business and occupation tax. Money, credits, accounts, bonds, stocks, and shares of private corporations, along with various other intangibles, are expressly exempted from ad valorem (property) taxation, under RCW 84.36.070. Through reasoning similar to that employed by the federal taxing authority in

Boards of Trustees and Directors
November 10, 2009

the case of exchanges described in under Code Section 351, the State of Washington Department of Revenue takes the position, in WAC 458-20-106 (current through September 2, 2009) that the retail sales/use tax does not apply to a transfer of capital to a corporation in exchange for stock therein or in the case of transfers pursuant to a reorganization under 26 USC 368 of the Code. Likewise, the business and occupation (“B&O”) tax does not apply to “casual or isolated sales” under WAC 458-20-106, which are defined as “sale[s] made by a person who is not engaged in the business of selling the type of property involved.” Because Anchor Bancorp is not in the business of selling shares of stock in itself, we are of the opinion that issuance of shares of stock in exchange for capital contributions fits within this definition, and is, therefore, a casual or isolated sale not subject to the B&O tax. Since there are no other definitive administrative judicial or administrative precedents of record, our opinions are reasoned conclusions instead of absolute conclusions.

          Based upon the facts and circumstances attendant to the proposed reorganization as they have been related to us via the November 6, 2009 Silver, Freedman & Taff, L.L.P., opinion letter referred to above, it is our opinion that, under the laws of the State of Washington, no adverse tax consequences will be incurred by either the Bank or its depositors as a result of the implementation of the transactions contemplated by the Plan.

          No opinion is expressed on any matter other than state tax consequences which might result from the implementation of the Stock Conversion described in the November 6, 2009 Silver, Freedman & Taff, L.L.P. opinion letter.

          We hereby consent to the filing of this opinion with the Washington Department of Financial Institutions, Division of Banks, and the Federal Deposit Insurance Corporation as an exhibit to the Application for Approval of Conversion.

          We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 and to the reference to our firm in the Prospectus, which is a part of the Registration Statement, under the headings “The Conversion – Effects of the Conversion – Tax Effects of the Conversion” and “Legal and Tax Opinions.”

Very truly yours,

BLADO KIGER, P.S.

Jonathan W. Blado
Attorney at Law

JWB: lc
cc: Breyer & Associates PC